EXECUTION VERSION
AMENDMENT NO. 2 TO CREDIT AGREEMENT
This Amendment No. 2 to Credit Agreement, dated as of January 25, 2021 (this “Amendment”), is entered into by and among Urban One, Inc. (f/k/a Radio One, Inc.), a Delaware corporation (the “Borrower”), Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders (as defined in the Credit Agreement referred to below), and the Lenders.
RECITALS
WHEREAS, the Borrower, the Administrative Agent and Lenders are parties to that certain Credit Agreement, dated as of April 21, 2016, including all exhibits and schedules thereto (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);
WHEREAS, the Borrower has requested that the Administrative Agent and Lenders consent to the Second Amendment Transactions (as hereinafter defined) and, in connection therewith, amend the Credit Agreement, in each case, as and to the extent set forth in this Amendment, and the Administrative Agent and Lenders are willing to agree to the foregoing as and to the extent, and solely as and to the extent, and subject to the terms and conditions set forth in this Amendment; and
WHEREAS, this document shall constitute a Credit Document and these Recitals shall be construed as part of this Amendment.
NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and of the Loans and other extensions of credit heretofore, now or hereafter made to, or for the benefit of, the Borrower by Lenders, the Borrower, the Administrative Agent and Lenders hereby agree as follows:
1. Definitions.
1.1. Capitalized terms used in this Amendment and not otherwise defined herein shall have the same meanings ascribed to them in the Credit Agreement.
1.2. Section 1.01 of the Credit Agreement is hereby amended by inserting the following defined terms in the appropriate alphabetical order:
“Additional Subsidiary Guarantors” shall mean each of the following Domestic Restricted Subsidiaries of the Borrower: Urban One Entertainment SPV, LLC, a Delaware limited liability company, Radio One Entertainment Holdings, LLC, a Delaware limited liability company, Urban One Productions, LLC, a Delaware limited liability company, T Tenth Productions, LLC, a Delaware limited liability company, and Charlie Bear Productions, LLC, a Maryland limited liability company.

“Existing Senior Secured Notes” shall mean those certain (a) 7.375% Senior Secured Notes due 2022 issued by the Borrower pursuant to that certain Indenture, dated as of April 17, 2015, between the Borrower, as issuer, and Wilmington Trust, National Association, as trustee and collateral trustee in the original aggregate principal amount of $350,000,000, and (b) 8.75% Senior Secured Notes due 2022 issued by the Borrower pursuant to that certain Indenture, dated as of November 9, 2020, by and among the Borrower, as issuer, and Wilmington Trust, National Association, as trustee and collateral trustee in the original aggregate principal amount of $347,000,000.
“Notes Collateral Agent” shall mean the collateral agent for the secured parties under the Senior Secured Notes Documents, together with its successors and permitted assigns.
“Parity Lien Obligations” means Parity Lien Debt and all other obligations in respect thereof, including any secured Hedge Obligations thereunder or any obligations under Cash Management Services secured thereunder. Notwithstanding the foregoing, for purposes of the Revolver Intercreditor Agreement, if the aggregate principal amount of Indebtedness for borrowed money constituting principal outstanding under the Parity Lien Documents is in excess of the Intercreditor Parity Lien Cap (as defined in the Revolver Intercreditor Agreement) at the time such Indebtedness is incurred, then only that portion of such Indebtedness equal to the Intercreditor Parity Lien Cap (as defined in the Revolver Intercreditor Agreement) at the time such Indebtedness is incurred shall be included in Parity Lien Obligations and interest and reimbursement obligations with respect to such Indebtedness shall only constitute Parity Lien Obligations to the extent related to Indebtedness included in the Parity Lien Obligations. “Parity Lien Obligations” shall include all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Parity Lien Document whether or not the claim for such interest is allowed in such Insolvency or Liquidation Proceeding.

“Second Amendment” means that certain Amendment No. 2 to Credit Agreement, dated as of January 25, 2021, among the Borrower, the Administrative Agent and the Lenders.
“Second Amendment Effective Date” means January 25, 2021.
“Second Amendment Joinder Documents” shall mean, collectively, the execution and delivery of each of the following: (a) Joinder Agreement to the Subsidiaries Guaranty duly executed by the Additional Subsidiary Guarantors, (b) Joinder Agreement to the Security Agreement duly executed by the Additional Subsidiary Guarantors, (c) Supplement to the Pledge Agreement, (d) UCC-1 financing statements filed with respect to the Additional Subsidiary Guarantors, and (e) an Officer’s Certificate for each Additional Subsidiary Guarantor.
 “Second Amendment Refinancing” shall mean the (i) repayment in full of the amounts currently outstanding under, and termination of all commitments and release of all security interests or redeem and exchange all Indebtedness with respect to, (1) that certain Credit Agreement, dated as of April 18, 2017, by and among the Borrower, various lenders therein, Guggenheim Securities Credit Partners, LLC, as administrative agent, and The Bank of New York Mellon, as collateral agent, (2) the Existing Senior Secured Notes, (3) that certain Credit Agreement, dated as of December 4, 2018, by and among the Borrower, the various lenders party thereto from time to time, Wilmington Trust, National Association, as administrative agent and TCG Senior Funding L.L.C., as sole lead arranger and bookrunner, and (4) that certain Credit Agreement, dated as of December 4, 2018, by and among Urban One Entertainment SPV, LLC, Radio One Entertainment Holdings, LLC, the various lenders party thereto from time to time, Wilmington Trust, National Association, as administrative agent and collateral agent, and TCG Senior Funding L.L.C., as sole lead arranger and bookrunner, and (ii) payment of any and all related accrued interest, premiums, fees and expenses related to, or owing under, all such Indebtedness.
 “Second Amendment Transactions” shall mean, collectively, (a) the consummation of the transactions under (i) that certain Note Purchase Agreement, dated as of January 25, 2021, by and among, BofA Securities Inc., as representative of the initial purchasers, the Borrower and the Subsidiary Guarantors parties thereto, (ii) that certain Indenture, dated as of January 25, 2021, by and among the Borrower, the Subsidiary Guarantors party thereto and Wilmington Trust, National Association, as trustee and collateral agent, and (iii) each Security Document (as defined in the Senior Secured Notes Indenture), entered into in connection therewith, including the issuance of the $825,000,000 Senior Secured Notes due 2028 and the incurrence of the guarantees and grants of security in connection therewith, (b) the Second Amendment Refinancing, and (c) the payment of the fees and expenses related to the foregoing.
2. Consent to the Second Amendment Transactions.  Subject to the terms and provisions hereof, notwithstanding anything to the contrary in the Credit Documents, the Administrative Agent and the Lenders hereby consent to the consummation of the Second Amendment Transactions and such transactions shall be permitted for all purposes under the Credit Documents.
3. Amendments to the Credit Agreement.  The Credit Agreement shall be amended as follows:
3.1. The definition of “Excluded Assets” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

““Excluded Assets” shall mean:
(a)	any fee owned Real Property with a Fair Market Value (measured at the time of acquisition) of less than $3,000,000 (as determined by the Borrower in good faith);
(b)
any lease, contract, instrument or property right to which any Credit Party is a party, if and only for so long as the grant of a security interest shall constitute or result in a breach, termination, impairment or default under any such lease, contract or property right (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or any other applicable law or principles of equity), but in each case:

(i)
only to the extent each such Credit Party is contractually prohibited from creating a Lien on the Second Amendment Effective Date or the date such lease, contract, instrument or property right was acquired, created or effective (so long as such prohibition was not expressly negotiated in anticipation of such acquisition), and

(ii)
any security interest securing Obligations owing to Lenders shall attach immediately to any portion of such lease, contract or property right without further action of the Lenders at any time or from time to time, so long as such security interest does not result, or would no longer result, in any of the consequences specified above;

(c)
any lease, contract, instrument or property right to which the Borrower or any Subsidiary Guarantor is a party and any other asset, in each case, if and only for so long as the grant of a security interest shall violate any applicable law;

(d)
any License to which any Credit Party is a party, grantee or beneficiary, if and only for so long as either (x) each such Credit Party is prohibited from granting a security interest therein under applicable provisions of the Communications Act or any other applicable law, or (y) the grant of a security interest shall constitute or result in a breach, termination or default under any such License; provided, that:

(i)
this definition of “Excluded Assets” shall not include any rights and remedies incident or appurtenant to any such Licenses or any rights to receive any or all proceeds derived from, or in connection with, any Asset Sale of all or any portion of any such Licenses or any Station, and

(ii)
any security interests securing Obligations owing to Lenders shall attach immediately to any portion of such Licenses without further action of the Lenders at any time or from time to time, so long as such attachment does not result, or would no longer result, in any of the consequences specified above;

(e)
fixed or capital assets owned by the Borrower or any Subsidiary Guarantor that is subject to a purchase money Lien or a Capitalized Lease Obligation permitted under this Agreement if the contractual obligation pursuant to which such Lien is granted (or in the document providing for such Capitalized Lease Obligation or the acquisition of such asset subject to such purchase money Lien) prohibits or requires the consent of any Person other than the Borrower and its Affiliates (to the extent such consent has not been obtained) as a condition to the creation of any other Lien on such asset;

(f)	any Leaseholds;
(g)	all Excluded Equity Interests;
(h)	motor vehicles and other assets subject to certificates of title;
(i)	assets as to which the costs of obtaining a security interest are excessive (as reasonably determined by the Collateral Agent in writing) in relation to the value of the security afforded thereby;
(j)	any Commercial Tort Claims (as defined in the Security Agreement) not in excess of $2,000,000 individually;
(k)	any Letter-of-Credit Rights (as defined in the Security Agreement) with a stated amount of less than $3,000,000;
(l)	cash pledged to secure letter of credit reimbursement obligations to the extent such secured letters of credit are permitted under this Agreement;
(m)	any Excluded Deposit Accounts (as defined in the Security Agreement); and
(n)
any “intent to use” trademark applications for which a verified statement of use has not been filed with the United States Patent and Trademark Office or any asset or intellectual property (including copyrights, trademarks and patents) if the grant of a security interest in or Lien upon such intellectual property would result in the cancellation, voiding, invalidation or impairment of such intellectual property; provided, that a grant of security interest shall be made (in accordance with the Security Agreement) in such “intent to use” applications once a verified statement of use has been filed with the United States Patent and Trademark Office or such asset or intellectual property once it can be granted without resulting in cancellation, voiding, invalidation, or impairment thereof.”

3.2. The definition of “Revolver Intercreditor Agreement” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows
““Revolver Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the Second Amendment Effective Date, entered into by and among the Administrative Agent and the Notes Collateral Agent, and acknowledged and agreed to by the Borrower and the other Credit Parties party thereto, as the same may be amended, restated, amended and restated, modified, supplemented, renewed, refinanced, extended, restructured or replaced in whole or in part from time to time in accordance with the terms thereof.”
3.3. The definitions of each of “Parity Lien Documents”, “Senior Secured Notes”, “Senior Secured Notes Documents” and “Senior Secured Notes Indenture” in Section 1.01 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:
““Parity Lien Documents” shall mean, collectively, the Senior Secured Notes Documents, any credit, guarantee and security documents governing any Parity Lien Obligation, and any additional indenture, credit facility or other agreement pursuant to which any Parity Lien Debt is incurred and the Security Documents related thereto (other than any security documentation that does not secure Parity Lien Obligations), as each may be amended, restated, amended and restated, supplemented or otherwise modified in accordance with the terms of the intercreditor agreements.”
““Senior Secured Notes” shall mean those certain 7.375% Senior Secured Notes due 2028 issued by the Borrower pursuant to the Senior Secured Notes Indenture in the original aggregate principal amount of $825,000,000, as amended, restated, amended and restated, modified and/or supplemented on or prior to the Second Amendment Effective Date, and as the same may be further amended, restated, amended and restated, modified, supplemented, renewed, refinanced, extended, restructured or replaced in whole or in part from time to time in accordance with the terms hereof and thereof.”
““Senior Secured Notes Documents” shall mean any and all agreements, pledge and security agreements, notes (including additional notes), mortgages, collateral documents and guarantees relating to the Senior Secured Notes, including but not limited to the Senior Secured Notes, the Senior Secured Notes Indenture and the “Security Documents” (as defined in the Senior Secured Notes Indenture), each as may be amended, restated, amended and restated, modified and/or supplemented on or prior to the Second Amendment Effective Date, and as the same may be further amended, restated, amended and restated, modified, supplemented, renewed, refinanced, extended, restructured or replaced in whole or in part from time to time in accordance with the terms hereof and thereof.”
““Senior Secured Notes Indenture” shall mean that certain Indenture, dated as of January 25, 2021, between the Borrower, as issuer, and Wilmington Trust, National Association, as trustee and collateral agent, as amended, restated, amended and restated, modified and/or supplemented on or prior to the Second Amendment Effective Date, and as the same may be further amended, restated, amended and restated, modified, supplemented, renewed, refinanced, extended, restructured or replaced in whole or in part from time to time in accordance with the terms hereof and thereof.”

3.4. Section 9.01(iv) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“(iv) Liens on the Collateral created by or pursuant to this Agreement, the Security Documents and, subject to the Revolver Intercreditor Agreement, the Senior Secured Notes Documents or any other Parity Lien Documents (or, in each case, any Permitted Refinancing thereof);”
3.5. Section 9.04(xv) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“(xv) Indebtedness of the Borrower and guaranties thereof by the Subsidiary Guarantors, subject to the terms of the Revolver Intercreditor Agreement, under the Senior Secured Notes Indenture and the other Senior Secured Notes Documents in an aggregate principal amount not to exceed $825,000,000 (less the amount of any repayments of principal thereof made after the Second Amendment Effective Date);”
4. Conditions Precedent to Effectiveness.  The effectiveness of this Amendment is expressly conditioned upon the satisfaction (or waiver by the Administrative Agent) of the following conditions precedent:
4.1. The Administrative Agent’s receipt of counterparts of this Amendment, duly executed by the Borrower, the Administrative Agent and the Required Lenders.
4.2. The Administrative Agent shall have received a duly executed Revolver Intercreditor Agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and Lenders.
4.3. The Second Amendment Transactions shall have been consummated, or shall be consummated substantially contemporaneously with the effectiveness of this Amendment, on the Second Amendment Effective Date, in each case, in accordance with the terms of the Senior Secured Notes Documents.
4.4. The Administrative Agent shall have received true and correct copies of the material Senior Secured Notes Documents.
4.5. The Second Amendment Refinancing shall have been (or will substantially contemporaneously be) consummated in full on the Second Amendment Effective Date and with all Liens and security interests in favor of the existing lenders and collateral agents with respect to all Indebtedness being refinanced being unconditionally released.
4.6. Both immediately before and immediately after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.
5. Joinder of Additional Subsidiary Guarantors.  On the Second Amendment Effective Date, the Administrative Agent shall receive, from or on behalf of each of the Additional Subsidiary Guarantors, the Second Amendment Joinder Documents, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent; provided, that the Administrative Agent acknowledges and agrees that the Second Amendment Joinder Documents, with respect to Urban One Entertainment SPV, LLC, shall contain all necessary language regarding gaming law and/or gaming regulatory authorities restrictions, requirements, approvals, and conditions, in each case, consistent with the Senior Secured Notes Documents.

6. Representations and Warranties.  The Borrower hereby represents and warrants to the Administrative Agent and the Lenders on the date hereof that:
6.1. The execution, delivery and performance by the Borrower of this Amendment has been duly authorized by all necessary corporate action, and this Amendment constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except to the extent the enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally or to general principles of equity (regardless of whether enforcement is sought in equity or at law).
6.2. The Borrower hereby represents, warrants and reaffirms that the Credit Agreement and each of the other Credit Documents remain in full force and effect.
7. Reference to and Effect Upon the Credit Agreement and the Other Credit Documents.
7.1. Full Force and Effect.  Except as specifically provided herein, the Credit Agreement and each other Credit Document shall remain in full force and effect and each is hereby ratified and confirmed by the Borrower.
7.2. No Waiver.  The execution, delivery and effect of this Amendment shall be limited precisely as written and shall not be deemed to (a) be a consent to any waiver of any term or condition, or to any waiver or modification of any term or condition (except as specifically provided in this Amendment) of the Credit Agreement or any other Credit Document or (b) prejudice any right, power or remedy which the Administrative Agent or any Lender now has or may have in the future under or in connection with the Credit Agreement or any other Credit Document.
7.3. Certain Terms.  Each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or any other word or words of similar import shall mean and be a reference to the Credit Agreement as modified by this Amendment.  Each reference in any other Credit Document to the Credit Agreement or any word or words of similar import shall be and mean a reference to the Credit Agreement as modified by this Amendment.
8. Counterparts.  This Amendment may be executed by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature.  Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature.  The Administrative Agent reserves the right, in its sole discretion, to accept, deny, or condition acceptance of any electronic signature on this Amendment.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.  Delivery of an executed counterpart of a signature page of this Amendment will be as effective as delivery of a manually executed counterpart of this Amendment.
9. Costs and Expenses.  As provided in the Credit Agreement, the Borrower shall pay the reasonable documented out-of-pocket costs and expenses incurred by the Administrative Agent in connection with the preparation, execution and delivery of this Amendment (including, without limitation, reasonable attorneys’ fees of Blank Rome LLP).
10. GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).
11. Headings.  Section headings in this Amendment are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Amendment.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.
BORROWER:
URBAN ONE, INC.
By:
Name:
Title:

[Signatures Continued from Previous Page]

ADMINISTRATIVE AGENT AND LENDER:
WELLS FARGO BANK, NATIONAL ASSOCIATION
By:
Name:
Title:   Duly Authorized Signatory